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                                                                     EXHIBIT 8.2



                               September 24, 1999

American Heath Properties, Inc.
6400 South Fiddler's Green Circle
Suite 1800
Englewood, Colorado  80111



Re: AGREEMENT AND PLAN OF MERGER BETWEEN HEALTH CARE PROPERTY INVESTORS, INC. AND AMERICAN HEALTH PROPERTIES, INC. DATED AUGUST 4, 1999



Ladies and Gentlemen:

         We have acted as counsel to Health Care Property Investors, Inc., a Maryland corporation (the "Company"), in connection with the merger (the "Merger") of American Health Properties, Inc., a Delaware corporation ("AHP") with and into the Company, with the Company as the surviving corporation, pursuant to that certain Agreement and Plan of Merger between the Company and AHP dated as of August 4, 1999 (together with all exhibits and amendments thereto, the "Merger Agreement"). This opinion is being rendered to you in connection with HCPI's filing of a Registration Statement on Form S-4 with the Securities and Exchange Commission on September 24, 1999 of which the Joint Proxy Statement/Prospectus is a part.

         In formulating our opinion, we examined, and with your consent relied upon, such documents as we deemed appropriate, including (i) the Merger Agreement, (ii) the Joint Proxy Statement/Prospectus filed by the Company and AHP with the Securities and Exchange Commission (the "Commission") on August 26, 1999 (the "Joint Proxy Statement"), and (iii) the Registration Statement on Form S-4, as filed by the Company with the Commission on September 24, 1999, in which the Joint Proxy Statement is included as a prospectus (with all amendments and exhibits thereto, the "Registration Statement"). In addition, we have obtained such additional information as we deemed relevant and necessary through consultation with various officers and representatives of the Company and AHP.

         This opinion is based on various facts and assumptions, including the facts set forth in the Registration Statement concerning the business, properties, and governing documents of the Company and its subsidiaries. We have also been furnished with, and with your consent have relied upon, certain representations made by the Company with respect to factual matters through a certificate of an officer of the Company (the "Officer's Certificate").

         In our capacity as such counsel, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise


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American Health Properties, Inc.
September 24, 1999
Page 2



identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

         We are opining herein as to the effect on the subject transaction only of the federal income tax laws of the United States and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or other jurisdiction or as to any matters of municipal law or the laws of any other local agencies with any state.

         Based upon such facts, assumptions, and representations, including the facts set forth in the Registration Statement and the Officer's Certificate, it is our opinion that (i) commencing with the Company's taxable year ending December 31, 1985, the Company has been organized in conformity with the requirements for qualification and taxation as a "real estate investment trust" under the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) its method of operation and its proposed method of operation has enabled it to meet and will enable it to continue to meet, respectively, the requirements for qualification and taxation as a "real estate investment trust" under the Code.

         No opinion is expressed as to any matter not discussed herein.

         This opinion is only being rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the Registration Statement or the Officer's Certificate may affect the conclusions stated herein. Moreover, the Company's qualification and taxation as a real estate investment trust depends upon the Company's ability to meet, through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code, the results of which have not been and will not be reviewed by Latham & Watkins. Accordingly, no assurance can be given that the actual results of the Company's operation for any one taxable year will satisfy such requirements.

         This opinion is rendered to you in connection with the filing of the Registration Statement with the Commission and is not to be used, circulated, quoted or otherwise referred to or relied upon for any other purpose without our express written permission. In addition, this opinion letter may not be relied upon by or furnished to any other person, firm, corporation or entity without our prior written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name therein under the captions "Material United States Federal Income Tax Consequences - Tax Consequences of the Merger,"


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American Health Properties, Inc.
September 24, 1999
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"Material United States Federal Income Tax Consequences - HCPI's Qualification
as a Real Estate Investment Trust - General" and "Legal Matters." In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Commission promulgated thereunder.



                                              Very truly yours,

                                              LATHAM & WATKINS